SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2008

Commission File Number: 000-52337

BMR Solutions, Inc.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	33-0989901 (I.R.S. Employer Identification No.)
1184 Rutland Road, Suite 2, Newport Beach, California (Address of principal executive offices)	92660 (Zip Code)
(949) 292-0820 (Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On September 15, 2008, BMR Solutions, Inc., a Nevada corporation (the “Registrant”), Balqon Corporation, a California corporation (“Balqon”), and a newly-created, wholly-owned subsidiary of the Registrant, Balqon Acquisition Corp., a Nevada corporation (the “Acquisition Subsidiary”), entered into an Agreement and Plan of Merger (the “Merger Agreement”).  The definitive merger agreement contemplates Balqon will merge with and into the Acquisition Subsidiary, with Acquisition Subsidiary surviving.  Immediately thereafter, Acquisition Subsidiary will merge with and into the Registrant, with the Registrant surviving.  In connection with the latter merger, the Registrant will change its name to “Balqon Corporation.”

The Merger Agreement provides, among other things, that between the date of the Merger Agreement and the closing of the Merger transactions, Balqon may issue (i) up to an additional $1,000,000 of Convertible Promissory Notes, (ii) up to 3,000,000 shares of Balqon common stock at $1.00 per share and (iii) warrants to purchase shares of Balqon common stock in connection with the issuance of such Convertible Promissory Notes and shares of common stock.  The Merger Agreement also provides that the Registrant shall cause to be cancelled 6,377,500 shares of its common stock held by certain stockholders of the Registrant such that the number of shares of the Registrant’s common stock outstanding immediately preceding the closing of the merger will not exceed 1,400,000, that all outstanding options and warrants of Balqon shall be converted into options and warrants of the Registrant and that the merger will close on or before October 15, 2008. The Merger Agreement is attached hereto as exhibit 10.1.  This brief description of the Merger Agreement is not intended to be complete and is qualified in its entirety by reference to the full text of the agreement as attached.

The Registrant cannot guaranty that the merger with Balqon will be consummated, or that it will be consummated on or before October 15, 2008.

Item 9.01 Exhibits.

The following exhibits are filed with this report on Form 8-K.

Exhibit Number	Description of Exhibit
2.1	Agreement and Plan of Merger

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BMR Solutions, Inc.

Date: September 19, 2008	By:	/s/ K. John Shukur
K. John Shukur
President, Secretary, Treasurer and a Director